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                                                EXHIBIT 99.1



              SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP
              CALCULATION OF WEIGHTED AVERAGE UNITS OUTSTANDING



The weighted average number of partnership units used in the computation of earnings per unit as follows:


                                                      Year
                                               Ended December 31
                                               1995         1996
                                               ----         ----
   Actual number of units
     outstanding at the beginning of the     4,219,464    4,308,568
     period

   Weighted average number of units issued
     during the period                          51,977       61,833
                                             ---------    ---------
   Weighted average number of units
     outstanding during the period           4,271,441    4,370,401
